CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm in the Registration Statement on the Form S-8, and related prospectus, pertaining to the up to 750,000 additional shares of Voting Common Stock that may be issued under the 1992 Performance and Equity Incentive Plan of Moto Photo, Inc. and to the incorporation by reference therein of our report dated February 9, 1998, with respect to the consolidated financial statements and schedule of Moto Photo, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                   Ernst & Young LLP
Dayton, Ohio
September 24, 1998